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                                       PITNEY BOWES INC.          EXHIBIT (i)
                         STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
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
(Dollars  in  thousands, except share data)                  Years  Ended December 31,
                                                 1994        1993(1)     1992(1)     1991(1)      1990(1)
Primary
Income from continuing operations(2)      $   348,428  $  305,690 $   260,736 $   242,649  $   159,155
Discontinued operations                        45,161      47,495      54,129      52,648       54,137
Effect of accounting changes                 (119,532)          -    (214,631)          -            -
Net income                                $   274,057  $  353,185 $   100,234 $   295,297  $   213,292

Weighted average number of common shares
 outstanding                              156,459,437 157,766,700 157,562,020 158,180,010  157,379,940
Preference stock, $2.12
 cumulative convertible                       847,430     905,231   1,085,684   1,386,566    1,613,714
Stock option and purchase plans               421,761     696,721     581,782     371,838      232,180
Convertible loan stock                              -           -       5,926      16,266       23,926
Total common and common equivalent shares
 outstanding                              157,728,628 159,368,652 159,235,412 159,954,680  159,249,760

Income per common and common equivalent share - primary:
 Continuing operations                    $      2.21  $     1.92 $      1.64 $      1.52  $      1.00
 Discontinued operations                          .29         .30         .34         .33          .34
 Effect of accounting changes                    (.76)          -       (1.35)          -            -
 Net income                               $      1.74  $     2.22 $       .63 $      1.85  $      1.34
Fully Diluted
Income from continuing operations(2)      $   348,430  $  305,694 $   260,740 $   242,653  $   159,163
Discontinued operations                        45,161      47,495      54,129      52,648       54,137
Effect of accounting changes                 (119,532)          -    (214,631)          -            -
Net income                                $   274,059  $  353,189 $   100,238 $   295,301  $   213,300

Weighted average number of common shares
 outstanding                              156,459,437 157,766,700 157,562,020 158,180,010  157,379,940
Preference stock, $2.12
 cumulative convertible                       847,430     905,231   1,085,684   1,386,566    1,613,714
Stock option and purchase plans               439,756     706,981     606,915     410,102      245,294
Convertible loan stock                              -           -       5,926      16,266       23,926
Preferred stock, 4% cumulative convertible     14,265      23,464      26,409      28,930       37,862
Convertible debentures                              -           -           -           -       15,800
Total common and common equivalent shares
 outstanding                              157,760,888 159,402,376 159,286,954 160,021,874  159,316,536

Income per common and common equivalent share - fully diluted:
 Continuing operations                    $      2.21  $     1.92 $      1.64 $      1.52  $      1.00
 Discontinued operations                          .29         .30         .34         .33          .34
 Effect of accounting changes                    (.76)          -       (1.35)          -            -
 Net income                               $      1.74  $     2.22 $       .63 $      1.85  $      1.34

(1) Reclassified to reflect discontinued operations.
(2) Income from continuing operations was adjusted for preferred dividends and interest on convertible debt.
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